SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is entered into as of December 21, 2010 and is effective as of the Closing Date (as defined below) by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”), Legacy Bancorp, Inc. (“Legacy ”), a Delaware corporation, Legacy Banks (the “Bank”), a wholly-owned subsidiary of Legacy , and Patrick J. Sullivan (the “Executive”).

WHEREAS, the Executive, Legacy and the Bank are parties to an employment agreement dated February 26, 2010 (the “Agreement”); and

WHEREAS, BHLB and Legacy have entered into an Agreement and Plan of Merger, dated as of December 21, 2010 (the “Merger Agreement”), pursuant to which Legacy will be merged into BHLB (the “Merger”); and

WHEREAS, Section 7.6.7 of the Merger Agreement provides that Legacy, subject to BHLB’s approval, shall enter into this Settlement Agreement which shall terminate the Agreement as of the closing date of the Merger (the “Closing Date”), and in lieu of any payment or benefits under the Agreement, the Executive shall be entitled to the settlement benefits set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Settlement Agreement, BHLB, Legacy, the Bank and the Executive hereby agree as follows:

Section 1.        Effective Date of the Settlement Agreement.

The Settlement Agreement shall be effective as of the effective time of the Merger (“Effective Time”) on the Closing Date and the provisions contained herein shall survive the Merger.

Section 2.        Termination of the Agreement.

The Executive, BHLB, Legacy, and the Bank hereby agree that the Agreement shall be terminated without any further action of any parties hereto, effective as of the Closing Date.  The Executive shall, in lieu of any payment or benefits under the Agreement, be entitled to the settlement benefits set forth in Section 3 of this Settlement Agreement.

Section 3.        Settlement Benefits.

(a)           Cash Payment.  The parties hereto acknowledge that the Merger qualifies as a “change in control” as defined under the Agreement.  In lieu of a payment under Section 7 of the the Agreement on Executive’s termination of employment in connection with or following a Change in Control, BHLB (or any affiliate or subsidiary of BHLB) hereby agrees to pay Executive a cash lump payment equal to $1,151,800 (the “Cash Payment”), unless prohibited from doing so by applicable regulatory authority.  The Cash Payment shall, unless prohibited, be payable to the Executive on the Closing Date, and shall be subject to applicable withholding taxes.

(b)           Payment Exempt from Section 409A.  The payment to Executive required by Section 7 of the Agreement to be made within thirty (30) days of an involuntary termination of employment following a Change in Control, was intended to be exempt from Section 409A of the Internal Revenue Code (“Code”) under the “short-term deferral rule” set forth in Treasury Regulation Section 1.409A-1(b)(4).  The Cash Payment in lieu of the payment under Section 7, which Cash Payment shall occur on and is contingent on the occurrence of the Closing Date, is also exempt from Code Section 409A under the short-term deferral rule.

(c)           280G Limit.  In no event shall the Cash Payment to be made to the Executive pursuant to this Section 3 and other payments, if applicable, to be made to the Executive after the Closing Date (collectively referred to as the “Change in Control Benefits”) shall constitute, in the aggregate, an “excess parachute payment” under Code Section 280G.  If the Change in Control Benefits result in an “excess parachute payment” under Code Section 280G, the Change in Control Benefits shall be reduced to an amount, the value of which is $1.00 less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Code Section 280G.  In the event a reduction is necessary, the Cash Payment shall be reduced by the minimum amount necessary to result in no portion of the Change in Control Benefits being non-deductible pursuant to Code Section 280G and subject to an excise tax imposed under Code Section 4999.

(d)           Defense of Tax Position.  In the event the Executive shall notify the Employers in writing of any claim by the Internal Revenue Service (or comparable state or local tax authority) that, if successful would require payment of an excise tax under Code Section 4999, the Employers shall assist the Executive in paying the costs of defending Executive’s tax position, including reasonable attorney’s fees or other costs of defending against such claim, in an aggregate amount of up to Twenty-Five Thousand Dollars ($25,000).

Section 4.        Waiver and Release.

(a)           Except as otherwise provided in this Agreement, in the event the Executive is entitled to receive the Cash Payment, the Executive hereby agrees that payment of the Cash Payment will be in full satisfaction of all obligations of BHLB, Legacy, and the Bank to the Executive under the Agreement and this Settlement Agreement.

(b)           The Executive, on behalf of himself, his heirs and assigns, irrevocably and unconditionally releases BHLB, Legacy and the Bank (which, for purpose of this Section 4 shall be defined to include all of BHLB’s, Legacy’s, and the Bank’s related and affiliated entities, their predecessors, successors, heirs or assigns, and any past, present or future officers, board of director members, agents, attorneys, and employees) from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, jointly and individually, that the Executive has had or now has, based upon and/or arising out of any or all facts, circumstances and/or events relating to the Executive’s employment with BHLB, Legacy, and/or the Bank, or separation from employment, including, but not limited to, any and all claims for breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g., intentional infliction of emotional distress, defamation, wrongful termination, interference with contractual or advantageous relationship, etc.), whether based on common law or otherwise; all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on Executive’s behalf by others (including the Equal Employment Opportunity Commission); or any other federal, state or local laws or regulations relating to employment or benefits associated with employment.  The foregoing list is meant to be illustrative rather than inclusive.  Notwithstanding the above, it is understood that the Executive does not waive any rights that the Executive may have to vested benefits under any tax-qualified retirement, restricted stock or stock option awards, or any other benefit plan, contract or arrangement provided by BHLB, Legacy, or the Bank.

(c)           Except as otherwise provided for in this Agreement, the Executive waives the rights and claims to the extent set forth above, and the Executive also agrees not to institute, or have instituted, a lawsuit against BHLB, Legacy, and/or the Bank based on any such waived claims or rights, except to enforce the terms of this Agreement.

(d)           The Executive acknowledges that he has been instructed to, and has had the opportunity to review this Settlement Agreement with an attorney or any representative of his choosing before signing it.  The Executive further acknowledges that he has 45 days from the date the Executive receives this Settlement Agreement to consider this Settlement Agreement.  The Executive further acknowledges that he has access to information about other employees laid off and retained within his department, including their ages, and has had an opportunity to consider and review this information along with this Settlement Agreement.

(e)           The Executive shall have seven (7) days after signing this Settlement Agreement to revoke it.  This Settlement Agreement shall not be effective nor will any consideration be provided until after the revocation period has passed.  A revocation of this Settlement Agreement shall be written and shall not be effective unless actually received by BHLB, Legacy, and the Bank on or before the 7th day after this Settlement Agreement has been signed.

(f)           THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT THE EXECUTIVE MAY NOW HAVE AGAINST BHLB, LEGACY, AND/OR THE BANK, TO THE EXTENT PROVIDED ABOVE, BUT THAT IT DOES NOT RELEASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS SETTLEMENT AGREEMENT OR NOT OTHERWISE ADDRESSED HEREIN.

Section 5.        Miscellaneous.

(a)           Assurance to Make Payment.  If at any time after the Effective Time, BHLB or any of its Subsidiaries, as defined in the Merger Agreement, is precluded by applicable law or regulations from making any payment under this Agreement, BHLB shall use its reasonable best efforts to obtain regulatory approval to make such payment and BHLB or a Subsidiary shall make such payment promptly after it is permitted to do so under applicable law and regulations.

(b)           Successors.  The terms of this Settlement Agreement shall be binding upon all parties hereto and their respective heirs, successors, and assigns.

(c)           Final Agreement.  This Settlement Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Settlement Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.  The Executive acknowledges that the Executive has carefully read the foregoing, has had sufficient opportunity to review the Settlement Agreement with legal counsel of the Executive’s own choosing, knows and understands this Settlement Agreement contents, and freely and independently signs this Settlement Agreement.  No inducements, representations, or agreements have been made or relied upon to make this Settlement Agreement except as stated in this Settlement Agreement.

(d)           Governing Law.  The validity, interpretation, construction and performance of this Settlement Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereof.

(e)           Statutory Changes.  All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections.

(f)           Validity.  The invalidity or unenforceability of any provision of this Settlement Agreement shall not affect the validity or enforceability of any other provision of this Settlement Agreement, which shall remain in full force and effect.

(g)           No Assignment of Benefits.  Except as otherwise provided herein or by law, no right or interest of the Executive under the Settlement Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise.

(h)           Counterparts. This Settlement Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

Section 6.        Effectiveness.

Notwithstanding anything to the contrary contained herein, this Settlement Agreement shall be effective as of the Closing Date.  In the event the Merger Agreement is terminated for any reason, this Settlement Agreement shall be deemed null and void.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Settlement Agreement as of the day and year first written above.

EXECUTIVE

/s/ Patrick J. Sullivan

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Michael P. Daly

Print Name:	Michael P. Daly, President and
Chief Executive Officer

LEGACY BANCORP, INC.

By:	/s/ J. Williar Dunlaevy

Print Name:	J. Williar Dunlaevy, Chairman and
Chief Executive Officer

LEGACY BANKS

By:	/s/ J. Williar Dunlaevy

Print Name:	J. Williar Dunlaevy, Chairman